CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the annual report of Amarc Resources Ltd. on Form 20-F of our report dated June 19, 2004 in connection with our audits of the financial statements of that company as at March 31, 2004 and 2003 and for each of the years in the three year period ended March 31, 2004.

/s/ De Visser Gray”

CHARTERED ACCOUNTANTS

Vancouver, British Columbia
October 4, 2004